EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the NASDAQ Global Select Market.  Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
5/29/20121	Purchase	$ 10.8285	59125
5/30/20122	Purchase	$ 10.7019	27605
5/31/20123	Purchase	$ 10.6726	58521
6/1/20124	Purchase	$ 10.4630	51833
6/4/20125	Purchase	$ 10.3698	50500
6/5/20126	Purchase	$ 10.4024	74083
6/6/20127	Purchase	$ 10.3965	36600
6/7/20128	Purchase	$ 10.7435	27842
6/8/20129	Purchase	$ 10.7573	20295
6/11/201210	Purchase	$ 10.3314	29126
6/12/201211	Purchase	$ 10.0418	9939
6/13/201212	Purchase	$ 10.1536	21945
6/14/201213	Purchase	$ 10.1784	30941
6/15/201214	Purchase	$ 10.5901	13218
6/25/201215	Purchase	$ 9.8123	11000

1 This transaction was executed in multiple trades at prices ranging from $10.74 – 10.96.
2 This transaction was executed in multiple trades at prices ranging from $10.62 – 10.75.
3 This transaction was executed in multiple trades at prices ranging from $10.59 – 10.76.
4 This transaction was executed in multiple trades at prices ranging from $10.23 – 10.62.
5 This transaction was executed in multiple trades at prices ranging from $10.29 – 10.40.
6 This transaction was executed in multiple trades at prices ranging from $10.38 – 10.44.
7 This transaction was executed in multiple trades at prices ranging from $10.37 – 10.54.
8 This transaction was executed in multiple trades at prices ranging from $10.64 – 10.79.
9 This transaction was executed in multiple trades at prices ranging from $10.68 – 10.80.
10 This transaction was executed in multiple trades at prices ranging from $10.24 – 10.61.
11 This transaction was executed in multiple trades at prices ranging from $9.95 – 10.31.
12 This transaction was executed in multiple trades at prices ranging from $10.08 – 10.21.
13 This transaction was executed in multiple trades at prices ranging from $10.09 – 10.30.
14 This transaction was executed in multiple trades at prices ranging from $10.40 – 10.65.
15 This transaction was executed in multiple trades at prices ranging from $9.61 – 10.00.

6/27/201216	Purchase	$ 9.6186	40400
6/28/201217	Purchase	$ 9.5150	12381
7/12/201218	Purchase	$ 9.7383	9158
7/13/201219	Purchase	$ 10.2259	45900
7/16/201220	Purchase	$ 10.0607	11310
7/17/201221	Purchase	$ 9.9565	23034
7/18/201222	Purchase	$ 9.9983	24458
7/19/201223	Purchase	$ 9.9396	6700
7/20/201224	Purchase	$ 9.9963	10499

16 This transaction was executed in multiple trades at prices ranging from $9.55 – 9.71.
17 This transaction was executed in multiple trades at prices ranging from $9.49 – 9.60.
18 This transaction was executed in multiple trades at prices ranging from $9.56 – 9.80.
19 This transaction was executed in multiple trades at prices ranging from $9.70 – 10.35.
20 This transaction was executed in multiple trades at prices ranging from $9.93 – 10.10.
21 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
22 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
23 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
24 This transaction was executed in multiple trades at prices ranging from $9.91 – 10.02.